China Yingxia International Announces 2007 Third Quarter Financial Results Conference Call

- Third Quarter Revenues Increase 89% to $3.51 Million versus $1.85 Million for Q3 of 2006

- Third Quarter Net Income Before Taxes Increased 131% to $1.71 Million, versus $0.74 Million for Q3 of 2006

NEW YORK, Nov. 21 /Xinhua-PRNewswire-FirstCall/ -- China Yingxia International, Inc. (OTC Bulletin Board: CYXI - News), a leading provider in the nutraceutical industry engaged in the development, manufacture and distribution of organic nutritional food products, supplements, and personal care products in China, today announced that Ms. Yingxia Jiao, CEO and Chairwoman of China Yingxia, will host a conference call to discuss the Company's financial results for the third quarter ended September 30, 2007.

Net sales for the third quarter ended September, 2007 totaled $3.51 million, an increase of 89% compared to $1.85 million for the third quarter of 2006. Cost of sales for the second quarter of 2007 was $0.90 million, yielding a gross profit of $2.61 million and a gross profit margin of 74%. Compared to the second quarter of 2006 cost of sales totaled $0.91 million and gross profit totaled $0.93 million yielding a gross profit of 50%.

Net income before taxes for the three months ended September 30, 2007 increased 131% to $1.71 million compared to $0.74 million for the three months ended September 30, 2007.

On the balance sheet, total assets for the third quarter of 2007 totaled $36.6 million, with reported total liabilities of $2.4 million.

“We were to pleased with the launch of our soybean product lines during the third quarter,” stated Ms. Yingxia Jiao, CEO and Chairwoman of China Yingxia. “We expect the soybean product line and the W3660 breed of rice aimed at diabetics and people suffering from kidney ailments to be our flagstaff products in the future quarters.”

Ms. Yingxia Jiao continued, “I invite all our current investors and shareholders in addition to potential investors can join me on our third quarter conference call on Monday, November 26 at 9 a.m. to discuss the quarterly results in more detail and answer questions you may have.”

The conference call will take place at 9:00 a.m. Eastern, on Monday, November 26, 2007. Anyone interested in participating should call 1-866-225- 8754 if calling within the United States, or 1-480-629-9564 if calling internationally, approximately 5 to 10 minutes prior to 9:00 a.m. There will be a playback available until December 3, 2007. To listen to the playback, please call 1-800-406-7325 if calling within the United States, or 1-303-590- 3030 if calling internationally. Please use pass code 3809920 for the replay.

This call is being webcast by ViaVid Broadcasting. The webcast may be accessed at ViaVid's Web site at http://www.viavid.net .

About China Yingxia International, Inc.

China Yingxia International, Inc., through its 100%-owned subsidiary, Harbin Yingxia Industrial Group Co., Ltd. ("Yingxia"), is primarily engaged in the development, production and sales of health food products in China. Yingxia is located in the Province of Heilongjiang in mainland China, and it currently has over 180 employees and 3 agricultural production bases. Yingxia's products include soybean-based foods and drinks, longgu golden millet enriched products, cactus-based herbal supplements, personal care products, Nestle products, and organic rice products.

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
SEPTEMBER 30, 2007

ASSETS

Current assets:
Cash and cash equivalents	$1,501,901
Account receivables	440,448
Inventory	1,982,501
Other receivables	3,347,094
Advances to suppliers	4,254,468
Advance to affiliate	6,657,858
Loans to related party	1,432,218
Total Current Assets	19,616,487

Property and equipment, net of accumulated depreciation
of $2,996,681	16,675,349

Land use right, net	400,602

Total Assets	$36,692,438

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,622,516
Unearned revenue	3,337
Taxes payable	29,427
Accrued expenses and other payables	788,618
Total Current Liabilities	2,443,898

Total Liabilities	2,443,898

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized; - 0 - shares
outstanding at September, 2007	-
Common stock, $0.001 par value, 100,000,000 shares authorized;
44,333,987 shares outstanding at September 30, 2007	44,334
Additional paid in capital	16,620,790
Accumulated other comprehensive income	1,933,256
Statutory reserves	901,463
Retained earnings	14,748,696
Total Shareholders' Equity	34,248,539

Total Liabilities and Stockholders' Equity	$36,692,438

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Nine-Month Ended		Three-Month Ended
	September 30,		September 30,
	2007	2006	2007	2006

Sales	$10,380,713	$5,308,352	3,513,674	$1,857,392

Cost of Sales	4,003,789	2,194,473	904,605	918,481

Gross Profit	6,376,924	3,113,879	2,609,069	938,911

Operating Expenses
Research & Development Expense	279,286	-	144,547	-
Selling, general and administrative	1,381,388	404,655	753,153	196,712

Operating income	4,716,250	2,709,224	1,711,370	742,199

Other Income and Expenses	2,898	(25,245)	2,412	52

Income Before Income Taxes	4,719,148	2,683,979	1,713,782	742,251

(Benefit) provision for Income Taxes	-	(1,984,590)	-	(2,216,535)

Net Income	$4,719,148	$4,668,569	$1,713,782	$2,958,786

Income per common share
Basic	$0.13	$0.41	$0.04	$0.26
Diluted	$0.13	$0.41	$0.04	$0.26

Weighted average common share outstanding
Basic	35,866,849	11,418,877	40,309,204	11,418,877
Diluted	36,995,845	11,418,877	43,659,377	11,418,877

Safe Harbor Statement

The statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, our statements regarding the potential growth of the markets are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including but not limited to, general economic conditions and regulatory developments, not within our control. The factors discussed herein and expressed from time to time in our filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed or implied by such statements. The forward-looking statements are made only as of the date of this filing, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source: China Yingxia International, Inc.
Joe Levinson
Phone: +1-989-785-0208

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